NEWS RELEASE for May 8, 2026

   Contact: Dina Masi, CFO

   Integrated BioPharma, Inc.

   investors@ibiopharma.com

   888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2026

HILLSIDE, NEW JERSEY (May 8, 2026) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended March 31, 2026.

Revenue for the quarter ended March 31, 2026 was $10.1 million compared to $13.9 million for the quarter ended March 31, 2025, a decrease of $3.8 million or 27.3%.  The Company had an operating loss of $1.1 million in the quarter ended March 31, 2026 compared to operating income in the quarter ended March 31, 2025 of approximately $0.7 million.

Revenue for the nine-month period ended March 31, 2026 was $34.1 million compared to $40.2 million for the nine-month period ended March 31, 2025, a decrease of $6.1 million or 15.2%.  The Company had an operating loss for the nine-month period ended March 31, 2026 of approximately $1.8 million and operating income of approximately $1.4 million for the nine-month period ended March 31, 2025.

For the quarters ended March 31, 2026 and 2025, the Company had a net loss of $0.8 million and net income of approximately $0.6 million, respectively.  The Company’s net (loss) income per share of common stock and diluted net (loss) income per share of common stock for the quarters ended March 31, 2026 and 2025 were $(0.03) and $0.02 per share of common stock, respectively.

For the nine-month periods ended March 31, 2026 and 2025, the Company had a net loss of $1.5 million and net income of approximately $1.0 million, respectively.  The Company’s net (loss) income per share of common stock and diluted net (loss) income per share of common stock for the nine months ended March 31, 2026 and 2025 were $(0.05) and $0.03 per share of common stock, respectively.

“Our revenue decreased by approximately 15% in the nine-month period ended March 31, 2026 from the nine-month period ended March 31, 2025 and our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 90% and 83% of total revenue in the nine months ended March 31, 2026 and 2025, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three and nine months ended March 31, 2026 and 2025 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Total revenue	$10,107	$13,947	$34,076	$40,178
Cost of sales	10,383	12,396	33,304	36,085
Gross (loss) profit	(276)	1,551	772	4,093
Selling and administrative expenses	809	812	2,608	2,662
Operating (loss) income	(1,085)	739	(1,836)	1,431
Other income , net	50	39	123	36

(Loss) income before income taxes	(1,035)	778	(1,713)	1,467
Income tax (benefit) expense, net	(198)	167	(237)	481
Net (loss) income	$(837)	$611	$(1,476)	$986

Net (loss) income per common share:
Basic	$(0.03)	$0.02	$(0.05)	$0.03
Diluted	$(0.03)	$0.02	$(0.05)	$0.03

Weighted average common shares outstanding:
Basic	31,059,610	30,300,720	31,059,610	30,190,869
Diluted	31,059,610	31,514,591	31,059,610	30,960,916

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation, including inflationary pressures from any tariffs, and tightened labor markets; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.